EXHIBIT 10.1

Rentrak Corporation

Summary of Compensation Arrangements for Non-Employee Directors

Each non-employee director of Rentrak Corporation (“Rentrak”) receives an annual retainer of $30,000. In addition, the chair of the Compensation Committee receives a $3,000 annual retainer, the chair of the Audit Committee receives a $5,000 annual retainer, and each other non-employee director who serves on the Audit Committee receives a $2,500 annual retainer. Non-employee directors are also paid $1,200 for each board or committee meeting they attend in person or by telephone conference call. Rentrak also reimburses directors for their travel expenses for each meeting attended in person.

In accordance with the provisions of Rentrak’s 2005 Stock Incentive Plan approved by the shareholders at the 2005 annual meeting, the Board of Directors has approved the award of 9,000 deferred stock units (“DSUs”) to each non-employee director each year beginning in 2006. The DSUs represent the right to receive an equal number of shares of Rentrak’s Common Stock pursuant to the terms and conditions of the 2005 Stock Incentive Plan on a deferred basis in compliance with the terms of Section 409A of the Internal Revenue Code, as amended. The DSU awards granted in 2006 and 2007 vested on the one-year anniversary of the grant date, while DSUs granted in 2008 and 2009 vest in three equal annual installments beginning one year after the grant date, in each case so long as the recipient continues to be a non-employee director on the vesting date. The DSUs also vest in full upon termination of the recipient’s service on the Board due to death or disability or a change in control of Rentrak. Vested DSU awards become payable following the recipient’s ceasing to be a director of Rentrak.